As filed with the Securities and Exchange Commission on July 25, 2019
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAS VEGAS SANDS CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA (State of Incorporation)	27-0099920 (I.R.S. Employer Identification No.)
3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of Principal Executive Offices)	89109 (Zip Code)

LAS VEGAS SANDS CORP. AMENDED AND RESTATED 2004 EQUITY AWARD PLAN
(Full Title of the Plan)

Lawrence A. Jacobs Executive Vice President, Global General Counsel and Secretary 3355 Las Vegas Boulevard South Las Vegas, Nevada 89109 (702) 414-1000
With a copy to:
David J. Goldschmidt, Esq.
Howard L. Ellin, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
____________________________________________

(Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer (Do not check if a smaller reporting company)	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	10,000,000 shares	$63.92	$639,200,000.00	$77,471.04

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transactions.

(2)
Las Vegas Sands Corp. (the “Registrant” or “Company”) previously filed its Registration Statement on Form S-8 (File No. 333-122978) pursuant to which it originally registered 26,344,000 shares of the common stock, $0.001 par value per share of the Registrant (the "Common Stock") for issuance pursuant to options and other awards granted under the Las Vegas Sands Corp. 2004 Equity Award Plan.

This registration statement is being filed to register an additional 10,000,000 shares of Common Stock that may be issued under such Plan. The aggregate number of shares of the Common Stock issuable pursuant to such Plan and registered pursuant to this registration statement and the earlier registration statement (including those shares of Common Stock actually issued pursuant to options and awards granted or made under the Plan) is 36,344,000 shares of Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the average of the high and low trading prices of a share of Common Stock on the New York Stock Exchange on July 18, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information required in Part I of Form S-8 will be delivered to participants in the Las Vegas Sands Corp. Amended and Restated 2004 Equity Award Plan as specified by Rule 428(b)(1) under the Securities Act. These documents are not being filed by the registrant with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)
Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "Annual Report"), which contains audited financial statements for the last completed fiscal year and was filed on February 22, 2019.

(b)	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, which was filed on April 19, 2019, and for the quarterly period ended June 30, 2019, which was filed on July 24, 2019.

(c)	Current Reports on Form 8-K filed on March 20, 2019, April 3, 2019 (solely with respect to Item 1.01), May 20, 2019, May 31, 2019 and June 24, 2019.

(d)	Proxy Statement on Schedule 14A filed on April 3, 2019.

(e)
The description of the Common Stock in the Registration Statement on Form 8-A filed on December 8, 2004 registering the class of Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered under this registration statement have been sold or which deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that the statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein, or in any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
The validity of the securities being registered pursuant to this registration statement has been passed upon by Lawrence A. Jacobs, Executive Vice President, Global General Counsel and Secretary of the Company, who holds stock options.
Item 6.    Indemnification of Directors and Officers.
The Company is a Nevada corporation. Section 78.7502 of Chapter 78 of the Nevada Revised Statutes ("NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful; or (b) is not liable pursuant to Section 78.138 of the NRS. Under Section 78.138, a director or officer is not liable to the corporation unless such person breached their fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
The Company's Articles of Incorporation, as amended and restated, provide in Article Seven that the Company shall indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada.
The Company maintains a Directors' and Officers' Liability Insurance Policy designed to reimburse it for any covered payments made by the Company pursuant to the foregoing indemnification.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

4.1
Certificate of Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on July 25, 2018 (File No. 001-32373))

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on July 25, 2018 (File No. 001-32373))

+5.1	Opinion of Lawrence A. Jacobs, Esq.

+23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Lawrence A. Jacobs, Esq. (contained in Exhibit 5.1 hereto)

99.1	Las Vegas Sands Corp. Amended and Restated 2004 Equity Award Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 20, 2019 (File No. 001-32373))

+Filed herewith
Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on July 25, 2019.

LAS VEGAS SANDS CORP.

By:	/s/ Sheldon G. Adelson
Name:	Sheldon G. Adelson
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 25, 2019.

Signature	Title

/S/ SHELDON G. ADELSON	Chairman of the Board, Chief Executive Officer and Director
Sheldon G. Adelson

/S/ ROBERT G. GOLDSTEIN	President, Chief Operating Officer and Director
Robert G. Goldstein

/S/ PATRICK DUMONT	Executive Vice President, Chief Financial Officer and Director
Patrick Dumont

/S/ IRWIN CHAFETZ	Director
Irwin Chafetz

/S/ MICHELINE CHAU	Director
Micheline Chau

/S/ CHARLES D. FORMAN	Director
Charles D. Forman

/S/ GEORGE JAMIESON	Director
George Jamieson

/S/ CHARLES A. KOPPELMAN	Director
Charles A. Koppelman

/S/ LEWIS KRAMER	Director
Lewis Kramer

/S/ DAVID F. LEVI	Director
David F. Levi

/S/ RANDY HYZAK	Senior Vice President and Chief Accounting Officer
Randy Hyzak